Exhibit 1.02

CDC Games Completes Investment in MGame, the Developer of
the Hit Game Yulgang

Yulgang Reaches Record Milestone of 50 Million Registered Users in China

Beijing, May 23, 2007 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay-for-merchandise” model for online games in China, announced today it has completed its previously announced strategic investment in MGame Corporation, one of South Korea’s leading developers of online games including Yulgang, CDC Games’ very popular licensed free-to-play game in China.

Through this equity investment, CDC Games has expanded its relationship from being not just a licensee to MGame’s largest external shareholder and has obtained exclusive distribution rights in China for MGame’s next Massive Multiplayer Online Role Playing Game (MMORPG) titled “Wind Forest Fire Mountain” (WFFM). In addition to acquiring exclusive distribution rights for WFFM in China, CDC Games has extended the license of Yulgang to 2010.

As the “first free to play, pay for merchandise” game in China, Yulgang continues to grow today, 22 months after its commercial launch in July of 2005. Registered users of the game have now increased to 50 million as of the beginning of May 2007. The continuing growth in registered users of Yulgang creates a significant foundation for CDC Games in support of launch plans for WFFM and other games in the pipeline for 2007 and beyond.

“We are proud to further strengthen our long-term valued partnership with MGame and look forward to continued successes with Yulgang and the upcoming launch of WFFM,” said Peter Yip, CEO of CDC Games. “This strategic investment expands our licensing partnership with MGame into a co-owner of intellectual property and also advances CDC Games in its evolution into a leading global developer of online games.”

This is CDC Games’ latest investment as part of its previously announced CDC Games Studio, a wholly owned subsidiary of CDC Games supported by up to $100 million in investment funding. This investment in MGame is also the latest in a series of steps taken by CDC Games to strengthen CDC’s pipeline of jointly owned games to deepen its games portfolio, strengthen its move into games development and expand its distribution channels and geographic reach on a global scale.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 50 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC. In March 2007, the company announced the formation of CDC Games Studio, funded by up to $100 million, to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.

About MGame Corporation
Founded in 1996, MGame is a frontrunner in the online game industry in Korea. It launched its first online game in 1997 and subsequently launched one of the first MMORPG games in Korea. The company provides a wide variety of games ranging from Web Board Games (Go, JangGi, GoStop, etc), Casual Games (Worms, Bomberman), Action Games (Sticks), Musical Games (O2Jam), to MMORPGs (Yulgang, Hero, Knight and Ares). Currently MGame has four new games in development including Holic, WFFM, Pop Strikers and Crash Battle. The company has also exported successful titles, such as Yulgang, to over 20 countries worldwide. MGame was the recipient of the President award at the Korea Games Conference in 2005.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability of such investment to provide innovative and popular online games for the China, the ability of such investment to fuel growth, the track record of MGame to deliver popular and innovative games, the anticipated launch dates for future games by CDC Games, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful MMORPGS; and (f) the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Public Relations

Scot McLeod
CDC Corporation
678-259-8625
Email: scotmcleod@cdcsoftware.com

Investor Relations

Monish Bahl
CDC Corporation
678-259-8510
Email: monishbahl@cdcsoftware.com